Exhibit 3.3

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

VALU FLIK, INC.

Valu Flik, Inc., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

1.                                       The name of the corporation is Valu Flik, Inc. (the “Corporation”).

2.                                       The Certificate of Designation of Series A Convertible Preferred stock of the Corporation set forth below has been duly adopted by the Board of Directors pursuant to the unanimous written resolution thereof dated August 9, 2005:

Preferred Stock Provisions

The powers, preferences and other designations granted to and imposed upon the Series A Convertible Preferred Stock are as follows:

1.                                       Authorized Preferred Stock.

The Corporation is authorized to issue ten million (10,000,000) shares of Series A convertible preferred stock, (“Series A Preferred Stock”) par value $0.001 per share.  Fractional shares of Series A Preferred Stock shall be permitted, and any fractions shall be counted in computing all rights set forth herein.

2.                                       Dividend Rights.

The holders of Series A Preferred Stock shall be entitled to receive dividends or distributions on a pro rata basis according to their holdings of shares of Series A Preferred Stock when and if and in such amounts declared by the Board of Directors of the Corporation.  The dividends shall be cumulative unless declared otherwise by the Board of Directors of the Corporation.  Dividends may be paid in cash or in kind at the Corporation’s option.  Dividends shall not be cumulative if paid in kind, and the number of shares of Series A Preferred Stock issuable in respect to each share for which such dividend is declared shall equal the amount of such dividend on such share divided by its Liquidation Amount (as defined below).

In the event any dividend or distribution is declared or paid or set apart for payment with respect to outstanding shares of Common Stock, a comparable dividend or distribution must be simultaneously declared or paid or set apart for payment with respect to the outstanding shares of Series A Preferred Stock.  In the event any dividend or distribution is declared or paid or set apart for payment with respect to the Common Stock, each holder of shares of Series A Preferred Stock shall be declared or paid such comparable dividend or receive such comparable distribution on the basis of the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock are then convertible, as hereinafter provided.

Dividends on shares of capital stock of the Corporation shall be payable only out of funds legally available therefor.  Declared but unpaid dividends shall not bear or accrue interest.

3.                                       Liquidation Rights.

(a)                                  In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive an amount per share equal to $3.00 (the “Liquidation Amount”) for each outstanding share of Series A Preferred Stock issued on the Original Issue Date (the “Original Series A Issue Price”) (as adjusted to reflect changes in the Series A Preferred Stock by virtue of any stock split, stock dividend, reorganization, consolidation or similar changes occurring after the Original Issue Date), plus dividends unpaid and accumulated or accrued thereon, if any.  All payments required under this Section 3 shall be made to the holders of Series A Preferred Stock in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class of shares of the Corporation ranking junior to the Series A Preferred Stock with respect to payment upon liquidation, dissolution or winding up of the Corporation.  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)                                 Upon the completion of the distribution required by subparagraph (a) of this Section 3 and any other distribution that may be required with respect to any other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and the Series A Preferred Stock on the basis of the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock are then convertible.

(c)                                  (i)                                     For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, any of the following (a “Sale, Merger, or Reorganization”):

A.                                  The merger or consolidation of the Corporation into or with another corporation or entity, reorganization or sale of the Corporation, or sale of capital stock by the Corporation, in which the stockholders of the Corporation immediately preceding such merger, consolidation, or reorganization (solely by virtue of their shares or other securities of the Corporation) come to own less than fifty percent (50%) of the outstanding voting securities of the surviving corporation (but not including a Qualified Public Offering) following such transaction;

B.                                    The sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions or plan, of fifty percent (50%) or more of the assets of the Corporation (including the assets of all subsidiaries of the Corporation), based on the fair market value of the Corporation’s assets as mutually determined by the Board of Directors of the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock;

C.                                     The sale, transfer, assignment or other alienation of fifty percent (50%) or more of the outstanding voting capital stock of any subsidiary of the Corporation, the assets of which constitute all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole; or

D.                                    The sale, transfer, or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions, of all or substantially all of the assets of one or more subsidiary of the Corporation, the assets of which constitute all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole.

(ii)                                  In the event of any Sale, Merger, or Reorganization, if the consideration received by the Corporation is other than cash, the value of such consideration will be deemed its fair market value, as mutually determined by the Board of Directors of the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

4.                                       Voting Rights.

(a)                                  Board of Directors.  Except as set forth specifically below, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to one hundred shares of Common Stock for each share of Series A Preferred Stock owned by such holder (as adjusted to reflect changes in the Series A Preferred Stock by virtue of any stock split, stock dividend, reorganization, consolidation or similar changes occurring after the Original Issue Date) in all matters relating to the election or removal of directors and in matters designating the number of members of the Corporation’s Board of Directors.

(i)                                     Series A Directors.  The holders of the Series A Preferred Stock shall vote together as a class to elect the minimum number of Directors required to constitute a majority of the Board of Directors (the “Series A Directors”).

(ii)                                  Other Directors.  Except as otherwise provided herein or in the Certificate of Designation relating to any subsequent series of preferred stock, the holders of Series A Preferred Stock shall also vote together with the holders of Common Stock and any other voting capital stock of the Corporation as a single class to elect all of the members of the Board of Directors remaining after holders of the Series A Preferred Stock elect the Series A Directors.

(b)                                 Notice of Stockholder Actions.  Each holder of a share of the Series A Preferred Stock shall be entitled to receive the same prior notice of any stockholders’ meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as at least five business days’ prior written notice of all stockholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock as a single class upon any matter submitted to a vote of stockholders, except those matters required by law, or by the terms hereof, to be submitted to a separate class vote of the holders of Series A Preferred Stock.

(c)                                  Stockholder Approvals.  Except as set forth specifically below, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to one hundred shares of Common Stock for each share of Series A Preferred Stock owned by such holder (as adjusted to reflect changes in the Series A Preferred Stock by virtue of any stock split, stock dividend, reorganization, consolidation or similar changes occurring after the Original Issue Date) on all matters submitted to the Corporation’s stockholders.  Each holder of Common Stock shall have one vote on all matters submitted to the stockholders for each share of Common Stock standing in the name of such holder on the books of the Corporation.  Except as otherwise provided herein, and except as otherwise required by agreement or law, the shares of capital stock of the Corporation shall vote as a single class on all matters submitted to the stockholders.

(d)                                 Class Voting on Special Matters.  So long as any shares of the Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or the Corporation’s Certificate of Incorporation, as amended, and in addition to any other votes required thereby, without the prior consent of fifty-one percent (51%) of the holders of the outstanding shares of Series A Preferred Stock, voting as a separate class, in person or by proxy, either in writing or at a special meeting called for that purpose, the Corporation will not:

(i)                                     Authorize or issue equity or debt securities (or any equity or debt securities convertible into equity securities) ranking senior to the Series A Preferred Stock in respect of dividends, distributions or right upon liquidation;

(ii)                                  Authorize or effect any capital reorganization or reclassification of any securities (or securities convertible into other securities) into equity securities of the Corporation ranking senior to the Series A Preferred Stock in respect of dividends, distributions or right upon liquidation;

(iii)                               Amend the Corporation’s Certificate of Incorporation so as to alter any existing provision relating to Series A Preferred Stock or the holders thereof or waive any of the rights granted to the holders of the Series A Preferred Stock by the Corporation’s Certificate of Incorporation; or

(iv)                              Complete any Sale, Merger, or Reorganization (as defined above in Section 3).

5.                                       Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Optional Conversion.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into

Common Stock.  The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate of the Series A Preferred Stock (determined as provided in Subsection 5(c) below) by the number of shares of Series A Preferred Stock being converted.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Preferred Stock to be converted in accordance with the procedures described in Subsection 5(d) below.

(b)                                 Automatic Conversion.

(i)                                     Notwithstanding anything contained herein to the contrary, in the event that a Mandatory Conversion Event shall occur, all outstanding shares of the Series A Preferred Stock shall, without any action on the part of the holder hereof or the Corporation, be converted automatically into shares of the Common Stock at the applicable Conversion Rate provided for in Subsection 5(c) below as of the date of the Mandatory Conversion Event.  Such conversion shall be automatic, without need for any further action by the holders of shares of Series A Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection 5(d) below.  Upon the conversion of the Series A Preferred Stock pursuant to this Subsection 5(b)(i), the Corporation shall promptly send written notice thereof, by registered or certified mail return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series A Preferred Stock at it’s the holder’s address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection 5(d) below.

(ii)                                  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock, and any shares of Series A Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

(c)                                  Conversion Rate. Subject to the provisions of this Section 5, each share of Series A Preferred Stock shall be convertible into one share of Common Stock (the “Conversion Rate”).

(d)                                 Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series A Preferred Stock are converted in accordance with Subsections 5(a) or 5(b) above, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock duly endorsed at (or in the case of any lost, mislaid, stolen or destroyed certificate(s) for such shares, deliver an affidavit as to the loss of such certificate(s), in such form as the Corporation may reasonably require, to) the office of the Corporation or of any transfer agent for the Series A

Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation.  Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws.  The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsections 5(a) or 5(b) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section.  All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

(e)                                  Adjustment for Subdivisions or Combinations of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Series A Preferred Stock, then and in each such event the Conversion Price (and the corresponding Conversion Rate) shall be increased or decreased proportionately.

(f)                                    Adjustments for Distributions and Common Stock Equivalents. In the event that the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, or other securities or rights convertible into or entitling the holder thereof to receive additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”), without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Common Stock, and without a proportionate and corresponding dividend or other distribution to holders of Series A Preferred Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this Subsection 5(f), to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.  In each such event the Conversion Price shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction:

(i)                                     The numerator of which shall be the total number of shares of Common Stock issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding immediately before the time of such issuance or the close of business on such record date; and

(ii)                                  The denominator of of which shall be the total number of shares of Common Stock (x) issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding (not including any shares described in clause (y) immediately below), immediately before the time of such issuance or the close of business on such record date, plus (y) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; provided, however, that:

A.                                   If such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price (and the corresponding Conversion Rate) shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price (and the corresponding Conversion Rate) shall be adjusted pursuant to this Subsection 5(f) as of the time of actual payment of such dividend or distribution; or

B.                                     If such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or

C.                                     Upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or

D.                                    In the event of issuance of Common Stock Equivalents that expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustments of the Conversion Price (or the corresponding Conversion Rate) shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon the adjustment otherwise required by this Subsection 5(f) shall be made in the manner provided herein.

(g)                                 De Minimis Adjustments. No adjustment to the Conversion Price (and, thereby, the Conversion Rate) shall be made if such adjustment would result in a change in the Conversion Price of less than $.01. Any adjustment of less than $.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $.01 or more in the Conversion Price.

(h)                                 No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(i)                                     Certificate Regarding Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Subsection 5(i), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause the Corporation’s independent public accountants to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series A Preferred Stock.

(j)                                     Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities other than Series A Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days before to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or rights, and the amount and character of such dividend, distribution, or rights.

(k)                                  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.                                       Notices.

Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States Mail first-class, postage prepaid, or overnight courier and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.

7.                                       Definitions.

For the purposes of this Section 6, the following terms shall have the meanings specified below. Other capitalized terms used in this Certificate of Designation and not defined below shall have the meanings otherwise assigned to such terms in this Certificate of Designation:

(a)                                  “Board of Directors” shall mean the board of directors of the Corporation;

(b)                                 “Mandatory Conversion Event” shall mean (i) the closing of a Qualified Public Offering or (ii) the vote of holders of a majority of the Series A Preferred Stock outstanding to convert all Series A Preferred Stock into Common Stock;

(c)                                  “Original Issue Date” shall mean August 10, 2005; and

(d)                                 “Qualified Public Offering” shall mean the underwritten offer on a firm commitment basis and sale of Common Stock to the public at a public offering price, before underwriters’ commissions and expenses, of not less than $15 per share (as such amount may from time to time be adjusted to reflect stock splits, stock dividends, recapitalizations or the like) and having aggregate net proceeds to the Corporation of not less than $75 million.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Convertible Preferred Stock of Valu Flik, Inc. to be signed and attested by its duly authorized officers this 9th day of  August, 2005.

VALU FLIK, INC.

By:	/s/ Robert L. Kelly
Name: Robert L. Kelly
Title: President & CEO

Attest:
By:	/s/ Robert L. Kelly
Name: Robert L. Kelly
Title: Secretary